Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Basic Energy Services, Inc.:
We consent to the incorporation by reference in the registration statement (No. 333-130509) on Form S-8 of Basic Energy Services, Inc. of our reports dated March 7, 2008 (except for the updated disclosures pertaining to the resegmenting and the updated subsequent event occurring in 2008 as described in Notes 1 ,2, 4, 15 and 19 as to which the date is May 7, 2008), with respect to the consolidated balance sheets of Basic Energy Services, Inc. as of December 31, 2007 and 2006, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in this Current Report on Form 8-K of Basic Energy Services, Inc. Our report refers to a change in accounting for share-based payments effective January 1, 2006.
Our report dated March 7, 2008, on the effectiveness of internal control over financial reporting as of December 31, 2007, contains an explanatory paragraph that states the Company acquired JetStar Consolidated Holdings, Inc., Sledge Drilling Holding Corp., and Wildhorse Services, Inc. (collectively the 2007 Excluded Acquisitions) during 2007, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007, the 2007 Excluded Acquisitions’ internal control over financial reporting associated with total assets of $236.1 million and total revenues of $85.8 million included in the consolidated financial statements of Basic Energy Services, Inc. and subsidiaries as of and for the year ended December 31, 2007. Our audit of internal control over financial reporting of Basic Energy Services, Inc. also excluded an evaluation of the internal control over financial reporting of the 2007 Excluded Acquisitions.
KPMG LLP
Dallas, Texas
May 7, 2008